Exhibit 99.1

AMAZING ENERGY ANNOUNCES TRANSFORMATIONAL ACQUISITION
OF WYATT ENERGY’S NEW MEXICO PERMIAN BASIN ASSETS

Reserves and Added San Andres Drilling Locations Exponentially Grow Company NAV

PLANO, Texas / January __, 2019 -- Amazing Energy Oil and Gas Co. (OTCQX: AMAZ) (“Amazing”, “Amazing Energy”, or “the Company”), today announced that it has acquired acreage located in Lea County, New Mexico for $2,000,000 from Wyatt Energy. The acquisition has closed as of January 18, 2019.

The acquisition by Amazing Energy represents a 56% working interest in two leases and 100% working interest in a third lease, all totaling 16,904 gross and 10,501 net effective acres in Lea County, New Mexico. All acreage is held by production (HBP)and located in the prolific Permian Basin which has emerged as an area rich in production and development potential with formations such as the San Andres, Devonian, Pennsylvanian and Wolfcamp. Amazing has deposited $100,000 of the $2,000,000 purchase price with Wyatt Energy providing a Sellers Note for the remaining $1.9 million. The note will have a 1-year maturity and 7% annual interest rate. The acquisition also introduces Amazing to a new Joint Venture Partnership with Devon Energy (NYSE: DVN), who will own 30% working interest in the asset. Amazing will be the Operator of the property.

The acreage position adds potential for 146 one-mile horizontal San Andres locations with stacked-pay potential and seven existing wells producing from the San Andres A and B formations. The existing wells expand Amazing’s operations and production profile to now include two Permian Basin assets. Geologists, Petro-physicists and reservoir engineers have studied lease related technical data and concluded that while the San Andres formation will be the primary target zone for future development wells, geology indicates that there should be several other potential commercially productive zones to mitigate drilling risks. A reserve report produced by Ryder Scott estimates 20.2 million gross barrels of oil in reserves with a PV10 value of $146.7 million to the project and Estimated Ultimate Recoverable (EUR) 250 thousand barrels of oil (MBO) per well. The agreement includes Salt Water Disposal (SWD) facilities that the Company plans to convert for commercial disposal capabilities. The terms of the acquisition also include a fractional working interest in Wyatt’s assets in Mississippi, known as the Chateau Project.

“We feel very fortunate to have developed the relationship with Wyatt Energy that has produced another transformational acquisition of this New Mexico asset,” stated Will McAndrew, CEO of Amazing Energy. “The addition of a bankable third-party reserve report and built in JV Partnership with Devon are very beneficial to a high growth E&P company like ours. With developmental runway through drilling, completion, production and existing well enhancements, we see tremendous potential and believe these assets are very complementary to Amazing’s existing portfolio. Management is confident that the acquisition will not only strengthen Amazing’s financial position by adding a significant amount of proved reserves to the Company’s Balance Sheet but should also result in the Company being able to report increased revenues and operating profits in future periods”. “

Updated Presentation Slides may be found in the Amazing Energy Presentation deck available at https://amazingenergy.com/media/

About Amazing Energy Oil and Gas:

Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company based in Plano, TX. The Company operates leaseholds in the Permian Basin of West Texas where it holds the rights within a 70,000-acre leasehold in Pecos County, TX. The Company primarily engages in the acquisition and exploitation of oil and natural gas properties with a focus on well-defined plays containing stacked pay zones on the Central Basin Platform of the Permian Basin. More information may be found on Amazing Energy’s website at www.amazingenergy.com.

Notice Regarding Forward-Looking Statements:

This news release contains forward-looking information including statements that include the words “believes,” “expects,” “anticipate,” or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof. Information concerning these and other factors can be found in the Company’s filings with the SEC, including its Forms 10-K, 10-Q, and 8-K, which can be obtained on the SEC’s website at http://www.sec.gov.

Investor Relations Contact
Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us